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                                                                EXHIBIT 4(f)


J.P. MORGAN COMMODITY INDEX LICENSE AGREEMENT


THIS AGREEMENT made of this [  ] day of [       ], 199[ ], by and between
Morgan Guaranty Trust Company of New York ("Morgan") and J.P. Morgan Index Funding Company I (the "Trust"). Morgan and the Trust agree as follows:

WHEREAS, Morgan generates commodity indices and commodity sub-indices relating to the commodities markets, such indices and sub-indices collectively known as the J.P. Morgan Commodity Index (such indices and all sub-indices relating thereto being collectively referred to herein as the "Index");

WHEREAS, the Trust may issue one or more series of "ComPS" preferred securities, the redemption value of which shall be, and the dividend rate on which may be, determined with reference to the Index (the "Securities");

NOW, THEREFORE, the parties hereto agree as follows:

1. LICENSE. Morgan hereby grants to the Trust, and the Trust hereby accepts,a non-exclusive, non-transferable license to use and refer to the Index in connection with the registration, listing, marketing and distribution of the Securities and all activities reasonably incidental thereto. Morgan represents that it has all such rights in, and licenses to, the Index as may be required in order to permit it to grant to the Trust the license granted hereby.

2. TERM. The term of this Agreement shall continue indefinitely. Either party may terminate this Agreement, for any reason whatsoever, upon providing to the other party at least 90 days' prior written notice.

3. CONFIDENTIALITY. Except for use of and reference to the Index in accordance with the terms and conditions herein, the Trust recognizes that the Index is the sole and exclusive property of Morgan and shall use utmost care in protecting the proprietary and confidential nature of the Index.

4. ALTERNATIVE DETERMINATION. In the event that Morgan shall fail to provide the Index to the Trust on a regular basis, Morgan shall provide the Trust or its authorized designee (which shall be a major accounting firm appointed by the Trust) with any and all information which may be necessary in order to allow the Trust or such designee to calculate the redemption value and/or dividend rate of any series of ComPS.

5. WARRANTY DISCLAIMER. Morgan makes no express or implied warranties relating to the Index or any alternative information, including but not limited to warranties of merchantability of fitness for a particular purpose, or as to any results to be obtained by the Trust, any holder of Securities or others from the use of the Index, such alternative information or information derived from the Index.

6. LIMITATION OF LIABILITY. Morgan does not guarantee the sequence, timeliness, accuracy or completeness of the Index or any alternative information. Morgan shall not be liable in any way to the Trust, to any of its clients, to any holder of Securities or to any person whosoever, for any delays, inaccuracies, errors in, or omissions of, the Index, any alternative information or any information contained therein or in the transmission thereof, or for any damages arising therefrom or occasioned thereby, whether or not resulting from negligence on Morgan's part.

7. INDEMNIFICATION. The Trust shall indemnify Morgan for any claim, liability, loss, injury, damage, cost or expense (including attorney's fees) incurred by Morgan to any third party arising from any use by the Trust of the Index, any alternative information or any information contained therein supplied pursuant to this Agreement.

8. TAXES. The Trust shall be liable for, and shall pay, any taxes, however designated, based upon the use of or reference to the Index or any alternative information by the Trust (but not including taxes on income earned by Morgan), including, but not limited to, any sales, use, or other tax that may be imposed by any governmental body.

9.  GENERAL.

a) If any term or provision of this Agreement should be declared invalid by a qualified legal counsel approved by both parties or by a court of competent jurisdiction, (i) the remaining terms and provisions of
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this Agreement shall be unimpaired and (ii) the invalid term or provision shall be replaced by such valid term or provision as comes closest to the intention underlying the invalid term or provision.

(b) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes in all respects all prior proposals, negotiations, conversations, discussions and agreements between the parties concerning the subject matter hereof and no subsequent alterations, amendments, changes or additions hereto shall be binding and valid unless reduced to writing and signed by each party.

(c) Neither this Agreement nor any rights or obligations under this Agreement shall be assigned or otherwise transferred by either party without the prior written consent of the other party.

(d) This Agreement and any modification thereto shall be governed and construed under the laws of the State of New York.

(e) Any notice to either party shall be deemed given when mailed by either party to the other party's address herein. Any notice to Morgan shall be deemed given when mailed by certified mail, return receipt requested, by the Trust to: Morgan Guaranty Trust Company of New York, 60 Wall Street, New York, N.Y., 10260, Attention: Commodity Derivatives Desk. Any notice to the Trust shall be deemed given when mailed by certified mail, return receipt requested by Morgan to: J.P. Morgan Index Funding Company I, c/o J.P. Morgan & Co. Incorporated, 60 Wall Street, New York, NY 10260, Attention: Commodity Derivatives Desk.

(f) In the event of a conflict between the provisions of any exhibit hereto and the provisions set forth in the body of this Agreement, the provisions of such exhibit shall govern.

(g) No amendment, modification, termination or waiver of any provision of this Agreement, nor consent to any departure by either party therefrom, shall in any event be effective unless the same shall be in writing and signed by the other party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(h) Except to the extent contemplated by this Agreement, neither party shall furnish the name of the other party or any affiliate or subsidiary of the other party as a reference or utilize the name of the other party or any affiliate of the other party in any advertising or promotional materials without the prior written consent of the other party or the affiliate whose name is desired to be furnished or used.




IN WITNESS WHEREOF, the parties hereto, through their duly authorized officers, have executed this Agreement.


J.P. MORGAN INDEX FUNDING                MORGAN GUARANTY TRUST COMPANY
       COMPANY I                         OF NEW YORK

by [           ], as Regular Trustee,


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By:                                      By:
Title:                                   Title:
Date:                                    Date:


by [           ], as Regular Trustee,


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By:
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Date: